                                                                    EXHIBIT 99.1

(KUPPER PARKER COMMUNICATIONS LOGO)

           PROFITABLE RESULTS CONTINUE AT KUPPER PARKER COMMUNICATIONS

ST. LOUIS, May 19, 2003 - Kupper Parker Communications, Incorporated (OTC/BB:KPCG.OB), a global marketing communications company, today announced net income of $283,111, or $.05 per share, for the three months ended April 30, 2003, compared with a net loss of $344,720, or $.06 per share, for the same period last year.

"We've continued our profitability from the first quarter into the second quarter of this fiscal year, an improvement of more than $600,000 over the same period last year, due to a combination of expense control and effective business development programs," said Bruce Kupper, chairman and chief executive officer.

"Our management team made a decision to go back to the basics and work for bottom line results, rather than pure growth, for our clients and our shareholders. We are doing this in an environment of significant economic challenges and continued security concerns. Therefore, I especially commend our team for working even harder and smarter to deliver value to clients and contributing to this surge in profitability."

Revenue was $2,961,671 in the second quarter of 2003, compared with $3,429,550 in the same quarter last year. Operating expenses were reduced by 29.8%, to $2,631,417 compared with $3,745,932 in the same quarter in 2002.

For the first six months of 2003, net income was $565,592 compared with a net loss of $873,033 for the same period last year. Revenue was $6,058,046, compared with $7,151,869; and operating expenses were $5,398,195 compared with $7,967,629.

KPC Continues to Win Nationally Operated Businesses

Kupper Parker has added clients in recent months including organizations with national and international scope who benefit from KPC's ability to leverage its office network and industry experience in industries such as health care, communications and financial services.

o Service Corporation International (SCI), headquartered in Houston, TX, is one of the nation's largest providers of funeral, cremation and cemetery services, which operates more than 3,000 funeral service locations, cemeteries, and crematoria in North America, France and South America and generates more than $2.2 billion in revenues.

o CareMedic Systems, Incorporated is a St. Petersburg, Fl.-based healthcare information technology company that designs, develops and installs revenue management and regulatory compliance software for hospitals and other healthcare facilities.

About Kupper Parker Communications

Headquartered in St. Louis, KPC provides a full range of marketing communications services domestically and internationally through its offices and affiliates in 13 markets in the United States and Europe. KPC's U.S. markets include: Boston; Chicago; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; and St. Louis. KPC continues to extend its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.

KPC ranks in the top 75 agency brands in the U.S. according to AdWeek, and in the top 25 independent PR firms according to PRWeek.

SAFE HARBOR

Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.


CONTACT:          Mary Scholz Barber
                  Kupper Parker Communications
                  (314) 290-2013
                  mbarber@kupperparker.com

Three and Six Month Tables Follow

KUPPER PARKER COMMUNICATIONS, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

                                           QUARTER ENDED APRIL 30,
                                  -----------------------------------------
                                     2003              2002            %
                                  -----------      -----------       ------
REVENUES                          $ 2,961,671      $ 3,429,550       -13.6%

OPERATING  EXPENSES:
     Salaries and Benefits          1,917,231        2,760,786       -30.6%
     Office and General               714,186          985,146       -27.5%
     Unusual Items                         --               --          N/A
                                  -----------      -----------
     Total Operating Expenses       2,631,417        3,745,932       -29.8%
                                  -----------      -----------

     Operating Income                 330,254         (316,382)         N/A

OTHER INCOME (EXPENSE):
     Interest income                    2,081            2,311       -10.0%
     Interest expense                 (49,224)         (30,649)       60.6%
                                  -----------      -----------
                                      (47,143)         (28,338)       66.4%
                                  -----------      -----------

     Pretax Income                    283,111         (344,720)         N/A

PROVISION FOR TAXES                        --               --          N/A
                                  -----------      -----------

NET INCOME                        $   283,111      $  (344,720)         N/A
                                  ===========      ===========


EARNINGS PER SHARE:

     Basic                        $      0.05      $     (0.06)         N/A
                                  ===========      ===========

     Diluted                      $      0.05      $     (0.06)         N/A
                                  ===========      ===========

KUPPER PARKER COMMUNICATIONS, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)


                                           SIX MONTHS ENDED APRIL 30,
                                  ------------------------------------------
                                     2003             2002              %
                                  -----------      -----------       -------
REVENUES                          $ 6,058,046      $ 7,151,869        -15.3%

OPERATING  EXPENSES:
     Salaries and Benefits          3,941,140        5,812,318        -32.2%
     Office and General             1,457,055        1,992,520        -26.9%
     Unusual Items                         --          162,791       -100.0%
                                  -----------      -----------
     Total Operating Expenses       5,398,195        7,967,629        -32.2%
                                  -----------      -----------

     Operating Income                 659,851         (815,760)          N/A

OTHER INCOME (EXPENSE):
     Interest income                    4,026           10,068        -60.0%
     Interest expense                 (98,285)         (67,341)        46.0%
                                  -----------      -----------
                                      (94,259)         (57,273)        64.6%
                                  -----------      -----------

     Pretax Income                    565,592         (873,033)          N/A

PROVISION FOR TAXES                        --               --           N/A
                                  -----------      -----------

NET INCOME                        $   565,592      $  (873,033)          N/A
                                  ===========      ===========


EARNINGS PER SHARE:

     Basic                        $      0.10      $     (0.14)          N/A
                                  ===========      ===========

     Diluted                      $      0.09      $     (0.14)          N/A
                                  ===========      ===========